UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                November 30, 2005
                Date of report (Date of earliest event reported)

                               MedSolutions, Inc.
               (Exact Name of Registrant as Specified in Charter)

             Texas                      0-32995                   75-2531556
(State or Other Jurisdiction          (Commission               (IRS Employer
     of Incorporation)                File Number)           Identification No.)


                 12750 Merit Drive, Park Central VII, Suite 770
                               Dallas, Texas 75251
              (Address of Principal Executive Offices and Zip Code)

                                 (972) 931-2374
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))



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Item 1.01. Entry into a Material Definitive Agreement.

On November 30, 2005, MedSolutions, Inc., a Texas corporation (the "Company"), acquired certain of the assets, including customer contracts, and took over the regulated medical waste operations of Positive Impact Waste Solutions, LLC, a Delaware limited liability company ("PIWS"), in exchange for a combination of cash, promissory notes and shares of the Company's common stock, par value $.001 (the "Common Stock"). Pursuant to the definitive asset purchase agreement (the "Agreement") dated as of November 30, 2005, by and between the Company and PIWS, the transaction was accomplished by an assignment by PIWS to the Company of all of its regulated medical waste disposal customer contracts, which cover approximately 250 customers. The other assets acquired consisted primarily of six mobile treatment units.

The purchase price for the acquired assets was (i) $700,000 cash, (ii) a promissory note in the original principal amount of $300,000 bearing no interest and payable in three equal installments of principal in the amount of $100,000 each, with the first such installment due on March 30, 2006, the second such installment due on July 28, 2006, and the third such installment due on November 30, 2006, (iii) a promissory note in the original principal amount of $550,000, bearing interest at the annual rate of 8%, and payable in six equal installments of interest only in the amount of $3,666.66 each due monthly beginning on December 30, 2005, and 54 monthly installments of principal and interest in the amount of $12,161.83 each thereafter; (iv) and 360,000 shares of Common Stock. The purchase price for the acquired assets may be adjusted downward (x) depending upon the amount of revenues realized by the Company from the customer contracts acquired from PIWS for the ensuing three months following the closing of the transaction; and (y) if PIWS fails to deliver assignments of its customer contracts acquired by the Company representing at least 90% of the aggregate revenues represented thereby within 90 days of the closing of the transaction (or 180 days of the closing of the transaction if PIWS has delivered at least 75% but less than 90% of such contracts within 90 days of the closing of the transaction). Any such adjustment to the purchase price will be deducted 33% from the principal amount of the $300,000 note, 33% from the principal amount of the $550,000 note, and 34% by redemption and cancellation of the shares of Common Stock issued to PIWS at the rate of $1.25 per share. The cash portion of the purchase price was funded from the proceeds of a sale of the Company's Common Stock in a private placement to, and a loan to the Company pursuant to a promissory note from, one of its shareholders, and loans from two additional shareholders. The purchase price was determined largely based upon the amount of revenues PIWS has generated from its regulated medical waste disposal business and the value of the equipment acquired. Pursuant to the Agreement and the transaction documents related thereto, PIWS granted the Company the exclusive right to service customers located within the states of Texas and Kansas with PIWS' mobile treatment units, and also granted the Company certain rights of first refusal with respect to such exclusive right in additional states.

The description contained in this Item 1.01 of the transactions consummated pursuant to the terms and conditions of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached to this Report as Exhibit 2.1.

Item 2.01. Completion of Acquisition or Disposition of Assets.

A description of the Company's acquisition of the assets from PIWS is set forth in Item 1.01 of this Report and is incorporated into this Item 2.01 by reference.


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Item 9.01. Financial Statements and Exhibits.

         (a) Financial Statements of Business Acquired. The acquired business financial statements will be filed within 71 days after the last date that this Report must be filed with the Securities and Exchange Commission.

         (b)  Pro  Forma   Financial   Information.   The  pro  forma  financial
information will be filed within 71 days after the last date that this Report must be filed with the Securities and Exchange Commission.

         (c) Exhibits. The following Exhibit is filed as part of this report:

         2.1      Asset Purchase Agreement dated as of November 30, 2005, by and
                  between   MedSolutions,   Inc.  and   Positive   Impact  Waste
                  Solutions, LLC.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        MEDSOLUTIONS, INC.

Date: December 5, 2005                  By: /s/ Matthew H. Fleeger
                                           -------------------------------------
                                           Matthew H. Fleeger
                                           President and Chief Executive Officer









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                                INDEX TO EXHIBITS

2.1 Asset Purchase Agreement dated as of November 30, 2005, by and between MedSolutions, Inc. and Positive Impact Waste Solutions, LLC.